EXHIBIT 3.01

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND
PRIVILEGES OF SERIES B CONVERTIBLE PREFERRED STOCK OF
 BLACKSANDS PETROLEUM, INC.

(Pursuant to Nevada Revised Statutes 78.1955)

I, the undersigned, Rhonda Rosen, does hereby certify:

1. That she is the duly elected and acting Interim President of Blacksands Petroleum, Inc., a Nevada corporation (the “Company”).

2. That, pursuant to the authority conferred by the Company’s Articles of Incorporation, as amended, in effect on the date hereof (the “Articles of Incorporation”), the Company’s Board of Directors (the “Board”), as of May 30, 2014, by a unanimous written consent in lieu of a meeting in accordance with the provisions of §78.315 of the Business Corporation Law of the State of Nevada (as may be amended from time to time, the “BCL”), adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Articles of Incorporation and the bylaws of the Company, and in accordance with the BCL, there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Company’s remaining authorized, unissued and undesignated, a series of 2,217,281 shares of Preferred Stock designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), none of which shares have been issued, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock or in the BCL):

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

A. Dividend Rights

(1) The dividend rate of this Series B Preferred Stock shall be 3.00% of the Stated Value (as defined below), per share, per annum, payable annually in kind through the issuance of additional shares of Series B Preferred Stock on December 31st of each year (each, a “Dividend Payment”), beginning December 31, 2014. As to each share of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be issued as a Dividend Payment each annual period shall be in an amount equal to (i) the product of (a) 3.00% times (b) the Stated Value, divided by (ii) 360, times (iii) the lesser of (x) 360 and (y) the number of days in such period that the share of Series B Preferred Stock has been outstanding. For purposes hereof, the term “Stated Value” shall mean $1.00 per share. Dividends on the Series B Preferred Stock shall be cumulative if the requisite shares of Series B Preferred Stock are not legally available for payment on an annual basis, and shall accrue and be payable at the end of the next annual period during which the Company does have the requisite shares of Series B Preferred Stock legally available for such payment. No fractional shares of Series B Preferred Stock shall be issued as a Dividend Payment, but rather the number of shares of Series B Preferred Stock to be issued as a Dividend Payment shall be rounded to the nearest whole number.

(2) No dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock of the Company or upon any other class of stock ranking junior to the Series B Preferred Stock as to assets or dividends, nor shall any common stock of the Company nor any other class of stock of the Company ranking junior to the Series B Preferred Stock as to assets or dividends be redeemed, purchased or otherwise acquired for any consideration by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to assets and dividends), while any of the Series B Preferred Stock is outstanding, unless, in each case, the Company shall have made all payments, if any, then or theretofore due under the requirements of all retirement or purchase funds, for the Series B Preferred Stock and all defaults in complying with any such requirements shall have been cured.

(3) So long as any shares of this Series B Preferred Stock are outstanding, the Company shall not declare any cash dividend on its common stock, nor shall the Company or any subsidiary of the Company purchase, redeem or otherwise acquire for a cash consideration any shares of such common stock.

B. Optional Conversion

(1) Each share of Series B Preferred Stock may be converted at any time on or before May 30, 2017 (the “Conversion Date”), at the option of the holder thereof, into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price (defined below). No fractional shares of Common Stock are to be issued upon the conversion of any share of Series B Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(2) The initial conversion price, subject to adjustment as provided herein, is equal to $1.00 per share (the “Conversion Price”). The Conversion Price in effect is subject to adjustment as hereinafter provided.

(3) In order to exercise the conversion privilege, the holder of any shares of Series B Preferred Stock to be converted shall surrender his or its certificate(s) therefore to the principal office of the transfer agent for the Series B Preferred Stock (or if no transfer agent is appointed at that time, then the Company at its principal office), and shall complete, execute and deliver to the Company the conversion certificate attached hereto as Exhibit A (the “Notice of Conversion”). Such Notice of Conversion shall also state the name(s) (with address) in which the certificate(s) for shares of common stock which shall be issuable on such conversion shall be issued, subject to any restrictions or transfer relating to shares of the Series B Preferred Stock or shares of common stock upon conversion thereof. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer in a form satisfactory to the Company, duly authorized in writing. The date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and notice shall be the Conversion Date. As soon as practicable after receipt of such notice and the surrender of the certificate(s) for Series B Preferred Stock as aforesaid, the Company shall cause to be issued and delivered at such office to such holder, or on his or its written order one or more certificates evidencing the number of full shares of common stock issuable on such conversion in accordance with the provisions hereof. If less than all shares of Series B Preferred Stock represented by the certificate(s) so surrendered are being converted, one or more residual certificate(s) representing the shares of Series B Preferred Stock not converted shall be issued to the holder of such shares of Series B Preferred Stock.

(3) The Company shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of affecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of common stock as shall be from time to time sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

(4) Upon any such conversion, all accrued and unpaid dividends on the Series B Preferred Stock surrendered for conversion, through and including the Conversion Date, shall be paid through the issuance of additional shares of common stock of the Company.

(5) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive (i) shares of common stock of the Company in exchange therefor, and (ii) payment of any accrued and unpaid dividends thereon in additional shares of common stock of the Company. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

C. Adjustment to Conversion Price

The Conversion Price and number of shares of common stock to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(1)
Reclassification, etc.: If the Company at any time shall, by reclassification or otherwise, change the common stock into the same or a different number of securities of class or classes, the Series B Preferred Stock shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the common stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the holder.

(2)
Stock Splits, Combinations and Dividends: If the shares of common stock are subdivided or combined into a greater or smaller number of shares of common stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of common stock outstanding immediately after such event bears to the total number of shares of common stock outstanding immediately prior to such event.

D. Limitation on Conversion

The Company shall not affect the conversion of Series B Preferred Stock, and the holder shall not have the right to convert shares of Series B Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the shares of common stock of the Company outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of common stock beneficially owned by such holder and its affiliates shall include the number of shares of common stock issuable upon conversion of Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of common stock which would be issuable upon (A) conversion of any remaining shares of Series B Preferred Stock beneficially owned by such holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. To the extent that the limitation contained in this Section D applies, the determination of whether shares of Series B Preferred Stock are convertible (in relation to other securities owned by the holder together with any affiliate) and of what shares of Series B Preferred Stock are convertible shall be in the sole discretion of the holder, and the submission of a conversion notice shall be deemed to be the holder’s determination of whether such shares of Series B Preferred Stock are convertible (in relation to other securities owned by the holder together with any affiliate), in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of the determination. The restriction described in this Section D may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company to increase such percentage up to 9.99%, but not in excess of 9.99%. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section D to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

E. Liquidation Rights

(1) Upon the dissolution, liquidation or winding up of the Company, the holders of the shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company, before any payment or distribution shall be made on the common stock of the Company or on any other class of stock ranking junior to the Series B Preferred Stock as to assets, cash in the amount of $1.00 per share, plus a cash sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

(2) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall be deemed a dissolution, liquidation or winding up of the Company for the purposes of this Section E, but the merger or consolidation of the Company into or with any other entity allowed under the general corporation laws for the State of Nevada or the merger or consolidation of any other entity allowed under the general corporation laws for the State of Nevada into or with the Company, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section E.

(3) After the payment in cash to the holders of the shares of this Series B Preferred Stock of the full preferential amounts in the amounts which shall have been fixed by the Board of Directors for the shares of this Series B Preferred Stock, the holders of this Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(4) If the assets distributable on such dissolution, liquidation or winding up shall be insufficient to permit the payment to the holders of the Series B Preferred Stock of the full preferential amounts aforesaid, then such assets or the proceeds thereof shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the respective amounts the holders of the Series B Preferred Stock would be entitled to receive if they were paid the full preferential amounts aforesaid.

F. Redemption

(1) The Company shall have the absolute right, at any time after May 30, 2017, to redeem the shares of this Series B Preferred Stock, either in whole or in part, at the Stated Value.

(2) Notice of any redemption of shares of this Series B Preferred Stock, specifying the time, place of redemption, number of shares to be redeemed, and numbers of the certificates representing such shares shall be mailed to each holder of record of shares of this Series B Preferred Stock, at his/her/its address of record, not more than 60 nor less than 30 days prior to the Redemption Date. For purposes of this Section F(2), “Redemption Date” shall mean, in each instance, the date on which the Company elects to redeem the respective share or shares, whether in whole or in part, of this Series B Preferred Stock.

(3) Dividends on the shares called for redemption shall cease to accrue on the Redemption Date, and all rights of the holders of such shares as stockholders of the Company by reason of the ownership of such shares shall cease on the Redemption Date, except the right to receive the amount payable upon redemption of such shares, on presentation and surrender of the respective certificates representing such shares, and such shares shall not after the Redemption Date be deemed to be outstanding. In the case where less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

G. Board Appointment Right

The holders of the Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director of the Company (the “Series B Director”), which Series B Director must be reasonably acceptable to the Company. The Series B Director shall be appointed by the holders of a majority of the issued and outstanding shares of Series B Preferred Stock either at meetings of shareholders at which directors are elected or by written consent without a meeting in accordance with the BCL. The Series B Director so elected shall serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of Series B Director may be filled by the holders of the Series B Preferred Stock. The Series B Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of the holders of the Series B Preferred Stock called for such purpose, or the written consent of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent. The right of the holders of the Series B Preferred Stock to appoint the Series B Director shall remain in effect so long as there are at least 125,000 shares of Series B Preferred Stock issued and outstanding.

H. Voting Rights

Except as otherwise expressly provided for in this Certificate of Designation or by applicable law, the holders of Series B Preferred Stock shall not be entitled to voting rights.

I. Share Certificates

The Company shall keep a stock and transfer ledger where all holders of the Series B Preferred Stock shall be registered therein. No person who claims to be a holder of the Series B Preferred Stock shall have any rights afforded herein unless such person is duly registered in the Company’s stock and transfer ledger. The Company shall not issue Series B Preferred Stock “to the bearer.”

J. Status of Converted Stock

Upon the conversion or redemption of Series B Preferred Stock pursuant to Sections B or F above, the shares so redeemed, converted or reacquired shall resume the status of authorized but unissued shares of preferred stock of the Company and shall no longer be designated as Series B Preferred Stock.

IN WITNESS WHEREOF, Blacksands Petroleum, Inc., has caused this certificate of designations to be signed by its Interim President, Rhonda Rosen, this 30th day of May, 2014, who, by signing her name hereto, acknowledges that this certificate is the act of the Company and states to the best of her knowledge, information and belief, under the penalties of perjury, that the above matter and facts are true in all material respects.

BLACKSANDS PETROLEUM, INC., a Nevada corporation

By:	/s/ Rhonda Rosen
Rhonda Rosen,
Interim President

EXHIBIT A

BLACKSANDS PETROLEUM, INC.
CONVERSION NOTICE

Reference is made to the Certificate of the Designations, Preferences, Rights and Privileges of the Series B Preferred Stock (the "Certificate of Designations") of Blacksands Petroleum, Inc., a Nevada corporation (the "Company") In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, stated value $1.00 per share (the "Series B Preferred Stock"), of the Company, indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series B Preferred Stock specified below as of the date specified below.

Date of Conversion:
Number of Series B Preferred Stock to be converted:
Stock certificate no(s). of Series B Preferred Stock to be converted:
Please confirm the following information:
Conversion Price or Reset Conversion Price:
Number of shares of Common Stock to be issued:

Please issue and deliver the Common Stock into which the Series B Preferred Stock is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: